Exhibit 3.5

CERTIFICATE OF AMENDMENT

TO THE

CERTIFICATE OF INCORPORATION OF

MDNA LIFE SCIENCES INC.

* * * *

MDNA Life Sciences Inc., a corporation organized and existing under and by virtue of the provisions of the General Corporation Law of the State of Delaware (the “Corporation”), hereby certifies as follows:

1.          The name of the Corporation is MDNA Life Sciences, Inc. The Corporation’s original Certificate of Incorporation was filed with the Secretary of State of the State of Delaware on November 3, 2014.

2.          Pursuant to Section 242 of the DGCL, this Certificate of Amendment to the Certificate of Incorporation further amends the provisions of the Corporation’s Certificate of Incorporation.

3.          ARTICLE IV of the Certificate of Incorporation of the Corporation is hereby amended and restated to read in its entirety as follows:

The aggregate number of shares which the Corporation is authorized to issue is two hundred twenty million (220,000,000), divided into classes as follows:

A.	Two hundred million (200,000,000) shares of common stock, $.001 par value per share (hereinafter called the “Common Stock”);

B.	Twenty million (20,000,000) shares of preferred stock, $.001 par value per share, to be issued in series (the “Preferred Stock”).

The following is a statement of the designations, powers, preferences and rights, and the qualifications, limitations or restrictions with respect to the Preferred Stock of the Corporation: The shares of Preferred Stock may be issued in one or more series, and each series shall be so designated as to distinguish the shares thereof from the shares of all other series. Authority is hereby expressly granted to the Board of Directors of the Corporation to fix, subject to the provisions herein set forth, before the issuance of any shares of a particular series, the number, designations and relative rights, preferences, and limitations of the shares of such series including (1) voting rights, if any, which may include the right to vote together as a single class with the Common Stock and any other series of the Preferred Stock with the number of votes per share accorded to shares of such series being the same as or different from that accorded to such other shares, (2) the dividend rate per annum, if any, and the terms and conditions pertaining to dividends and whether such dividends shall be cumulative, (3) the amount or amounts payable upon such voluntary or involuntary liquidation, (4) the redemption price or prices, if any, and the terms and conditions of the redemption, (5) sinking fund provisions, if any, for the redemption or purchase of such shares, (6) the terms and conditions on which such shares are convertible, in the event the shares are to have conversion rights, and (7) any other rights, preferences and limitations pertaining to such series which may be fixed by the Board of Directors pursuant to the Delaware General Corporation.

The fourth article is hereby amended to insert the following paragraph immediately following the Article IV:

Immediately upon the filing of this Certificate of Amendment, the Corporation shall effect a reverse stock split whereby each 12.14 outstanding shares of Common Stock will be exchanged and combined, automatically and without further action, into one (1) share of Common Stock (the “Reverse Stock Split”). The Reverse Stock Split shall also apply to any outstanding securities or rights convertible into, or exchangeable or exercisable for, Common Stock of the Corporation. No fractional shares shall be issued upon the Reverse Stock Split; rather, each fractional share resulting from the Reverse Stock Split shall be rounded up to the nearest whole number.

4.          This Certificate of Amendment to the Corporation’s Certificate of Incorporation has been duly authorized and adopted by the Corporation’s Board of Directors in accordance with the provisions of Section 242 of the Delaware General Corporation Law, and has been duly approved by the written consent of the stockholders of the Corporation in accordance with Section 228 of the Delaware General Corporation Law.

IN WITNESS WHEREOF, MDNA Life Sciences, Inc. has caused this Certificate of Amendment to be signed by Christopher C. Mitton, a duly authorized officer of the Corporation, on October 12, 2022.

MDNA LIFE SCIENCES INC.

By:	/s/ Christopher C. Mitton
Name:	Christopher C. Mitton
Title:	Chief Executive Officer